Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
January 15, 2025	Jamie Letica, Hines
Jamie.Letica@hines.com

Hines Announces $292 Million in Acquisitions by Hines Global Income Trust and Completion of $124.7-Million DST Offering

Recent developments, including expansion into its ninth country, Italy, showcase HGIT’s conviction in its diversified portfolio strategy and commitment to individual investors’ investment goals

(HOUSTON) – Hines, a leading global real estate investment manager, today announced recent activities within its private wealth platform, which enters 2025 with enthusiasm for the anticipated investable landscape. In line with its strength in the industrial and living sectors, Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”) recently:

•Acquired Tortona Logistics, an industrial property in Tortona, Italy for approximately $144 million, taking the portfolio into its ninth country.
•Added E2 Apartments, a $148-million multifamily asset in Evanston, Illinois, strengthening HGIT’s foothold in the Midwestern U.S.

Additionally, Hines Private Wealth Solutions LLC successfully completed HREX Multifamily III DST, a $124.7-million Delaware Statutory Trust (“DST”). The DST, which owns Diridon West, a trophy-quality living property in San Jose, California, was designed to meet investors’ wealth planning needs and was one of multiple multifamily DST offerings completed by the firm in 2024. The asset was sourced from Hines Global Income Trust.

These recent deals showcase HGIT’s ability to capitalize on opportunities globally and across product types. With the help of Hines’ local teams around the world, HGIT seeks to identify stable assets with strong long-term income and growth potential. Its diversified portfolio, valued at $4.3 billion as of November 30, 2024, is two-thirds-weighted to the industrial and living sectors.

“We believe Hines Global Income Trust is well positioned to take advantage of market shifts and opportunities, as demonstrated by these recent transactions,” noted Alfonso Munk, President of Hines Global Income Trust. “We are excited to see compelling buying opportunities present themselves and look forward to continuing to build a portfolio designed with our investors’ needs in mind.”

More on Tortona Logistics
Tortona Logistics, purchased in December 2024, includes three assets in Tortona, Italy, a strategic distribution node in Northern Italy, with proximity to Milan, Turin, and the port of Genoa. Two of the three are newly built and 100% leased, while the third is a forward purchase with acquisition planned upon completion in 2025. The project includes 158,503 square meters of Class A logistics with a weighted average lease term of approximately 11 years.

Tortona Logistics provides Hines Global Income Trust with industrial exposure within a prime location in a new geography, further diversifying its portfolio. The acquisition was sourced by the Hines Italy team.

More on E2 Apartments
E2 Apartments is a Class-A multifamily complex walkable to Northwestern University in Evanston, Illinois, a dynamic and high-barrier area. The 304,041-square-foot property, acquired in December 2024, includes 352 units and is 98% leased. The property sits three blocks from the El and Metra stations, and is situated within desirable downtown Evanston with access to restaurants, coffee shops, and Whole Foods. E2 boasts impressive amenities for the area, including a massive pool deck and basketball/pickleball court.

Its strategic location near a premier university, proximity to transit, and live-study-play amenities made it an attractive opportunity for Hines Global Income Trust, which sourced the deal through the Hines Chicago team.

More on HREX Multifamily III DST
HREX Multifamily III DST, a subsidiary of Hines Global Income Trust, allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. The offering presented a compelling solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset. Diridon West, the property owned by the DST, is a Class A multifamily asset with immediate access to premier Silicon Valley employers and live-work-play amenities. It features resort-style amenities and luxury finishes across its 249 units.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $93.0 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 5,000 employees in 31 countries draw on our 67-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2024.
Any ESG or impact commitments made by Hines are not being promoted and do not bind any investment decisions made in respect of, or the stewardship of, HGIT. Any measures implemented in respect of such ESG or impact commitments may not be immediately applicable to HGIT’s investments and any implementation can be overridden or ignored at HGIT’s sole discretion.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein and HGIT’s ability to continue to build its investment portfolio in a manner that meets its investment objectives, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential long-term performance of these properties, future economic, competitive and market conditions, the availability to HGIT of additional buying opportunities, and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the properties, risks associated with an economic downturn in the region or the industrial or multifamily sectors, and other risks described in the "Risk Factors" section of HGIT’s Annual Report on Form 10-K for the year ended December 31, 2023, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.

No Offer of Securities
This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.